Strategic Realty Trust

400 El Camino Real Suite 1100

San Mateo, CA 94402

www.srtreit.com

March 31, 2014

Dear Fellow Shareholder,

We are excited about the future of Strategic Realty Trust. With the Board of Directors, we are creating a strategy for the growth of the Company, its share value and its distributions. We are working with an independent appraiser to determine an estimate of the net asset value per share and expect to publish that later in the second quarter.

As part of the growth strategy that we are developing, we will attempt to allocate capital to open a redemption program for death and disability. We will continue to explore near term and medium term options for shareholder liquidity. The investment term remains the same.

During the second quarter, our new website will go live and replace the temporary one that exists today. This new website is intended to provide shareholders with enhanced information, in real time, about the Company and its properties. We will also post all of the important dates such as distribution declaration dates, distribution payment dates, filing of quarterly financial results, times of shareholder conference calls and more. Please continue to visit us at www.srtreit.com.

Our next Shareholder Call is scheduled for April 16, 2014 and the details, including playback information, will be available on our website. If you have further questions, please contact Phoenix American, the transfer agent, at (855) 306-1776, Monday through Friday, between the hours of 6:30 AM and 5:00 PM, PDT.

2013 Review

Enclosed is a copy of the Company’s annual report (form 10-K) filed with the SEC on March 31, 2014.

2013 was an eventful year for Strategic Realty Trust. The Company began 2013 as TNP Strategic Retail Trust and was suffering from two full recourse loans totaling over $66 million in default, the distribution suspended, little working capital, millions in payables and the former advisor and the Board of Directors at odds.

Glenborough LLC was brought in by the Board of Directors, first as a consultant and then as the new advisor and property manager in August of 2013. The Board reviewed a number of possible replacement advisors and selected Glenborough’s management team for its experience in successfully taking on new portfolios and companies and its 11-year track record managing Glenborough Realty Trust, a NYSE listed REIT. Over an 11-year period Glenborough Realty Trust grew from about $100 million to $1.9 billion in assets and generated a compounded annual return to shareholders of 16.2%, well above the industry average.

With the Board a plan was put in place to stabilize the Company, solve the loan defaults, clean up the mounting payables and restore working capital. The Company’s name was changed to Strategic Realty Trust to signify a new beginning. Soon after becoming the advisor we told you that we hoped to restart the distribution about the end of the year and we did in just a few months.

It was necessary to deed the Lahaina property back to the lender to eliminate the risks of future significant losses that could have seriously damaged the Company. It was also necessary to reduce the amount of the Company’s debt and pay down the KeyBank line of credit. Distributions could not be paid until the line of credit default was solved. To do that we listed and sold three properties that were collateral for the line. Willow Run in Denver and Craig Promenade in Las Vegas were sold before year end and Visalia Marketplace in Visalia, CA in early January 2014. All three sales achieved good prices. As part of the December 2013 restructure with KeyBank, we were able to keep 20% of the sales proceeds from these three sales, while using the remainder to pay down the line of credit. Today the KeyBank debt has been reduced from over $37 million to just over $4 million. The sales proceeds that we retained allowed the Company to set aside some cash reserves and replenish working capital.

In addition, during the year we were also able to use $4,279,000 of operating cash flows to reduce accounts payable and accrued expenses by a like amount. Debt was reduced from over $210 million at the end of 2012 to $124 million after the January 2014 sale of Visalia. That is a reduction of $86 million in debt and leaves our total debt to gross book value of assets at 59%.

Upon taking over the management and leasing of the properties, we made a number of changes in the leasing process and replaced many of the leasing brokers.

Since August and through year end we have signed new leases for over 47,000 square feet and have renewed about 33,000 square feet. Unfortunately our gains have been offset by about 30,000 square feet of tenant failures including Fresh and Easy, the 14,000 square foot grocery store anchor at Topaz Marketplace in Hesperia, California. After taking into account the above gains and losses our percentage of square feet leased was 87% at the first of the year.

Included in the leased space is the Ralph’s supermarket at Morningside Marketplace in Fontana, California. In 2012 the tenant closed but they continue to pay rent. The lease term runs until 2021 and during that time we are hopeful that Ralph’s will cooperate with us in finding a replacement tenant.

Our management team has focused on fixing many tenant billing issues and disputed tenant charges at the properties, some dating back for years with prior owners. We have also been diligent in reducing the outstanding tenant receivables and have reduced the amount owed by tenants to us from over $2.3 million at March 31, 2013 to $1.5 million at year end, a reduction of 35%.

With respect to property operations, we have worked to rationalize the property operating budgets. We have reduced the property administrative costs and property management fees with a targeted savings of over $300,000 in 2014.

We have in some instances increased services such as parking lot cleaning and power washing to provide a more appropriate level of service to our tenants and their customers. We are hopeful that through our efforts we can keep total operating expenses for 2014 to a similar level as 2013 while increasing revenues and net operating income.

In 2014 we expect to have substantial savings in general and administrative expenses as compared to 2013. G & A costs for 2013 were high due to extra costs related to the management and advisor change, a costly proxy contest, and litigation with the former advisor. For 2014 we expect to see significant reductions in legal fees, advisory costs, transfer agent costs, director’s compensation and audit fees.

The proxy contest was settled in January of 2014 and Todd Spitzer was appointed Chairman of the Board of Directors and Co-Chair of the Audit Committee. As part of the settlement, we are in the process of forming a broker dealer advisory committee that will be able to provide advice and voice concerns or opinions to management and the Board of Directors.

Glenborough became the largest shareholder in the Company by acquiring the shares owned by the former advisor and its affiliates.

We completed the transition of all shareholder transfer agent services to an independent third party, Phoenix American Financial Services, Inc. By now you should have received correspondence that will allow you to access your shareholder records on line. If you need further information regarding that process, please call Phoenix at (855) 306-1776.

We are excited about the future and we remain focused on increasing the quarterly distribution and shareholder value.

Sincerely,

STRATEGIC REALTY TRUST, INC.

Andrew Batinovich

President and Chief Executive Officer

FORWARD LOOKING STATEMENTS

This letter contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words “hope” “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties, including, but not limited to, those contained in our documents and reports filed with the Securities and Exchange Commission (the “SEC”), affect our operating results and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. In particular, there is no assurance that (i) we will be able to allocate capital to open a redemption program for death and disability or (ii) we will achieve substantial savings in general and administrative expenses. You should carefully review the cautionary statements described in the documents and reports we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this letter, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.